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                                                                  EXHIBIT 99.(X)

                                 BELCOR RELEASE


     This Release, dated as of June 26, 1996, of Belcor Inc., a California corporation ("Belcor") is made in favor of Rio Grande Mining Company, a Nevada corporation ("Rio Grande").

     WHEREAS, Rio Grande and Belcor have entered into that certain Amended and Restated Termination Agreement (the "Termination Agreement"), dated as of June 26, 1996, pursuant to which each party terminated any and all obligations of either party under that certain agreement dated as of December 1, 1993 (the "Reorganization Agreement"), the agreement, dated July 8, 1994 (the "July 1994 Letter Agreement"), a letter, dated December 29, 1994, from the Rio Grande President to the Belcor President (the December 1994 Letter") and numerous discussions, documents, correspondences, understandings, agreements and arrangements between Rio Grande and Belcor relating to various proposed business combinations and other transactions between Rio Grande and Belcor (collectively, the "Ancillary Materials");

     WHEREAS, Belcor, Coastal Capital Partners, L.P., Donald Leibsker and M. Douglas Caffey have entered into that Amended and Restated Investors' Rights Agreement (the "Investors' Rights Agreement"), dated as of June 26, 1996;

     WHEREAS, the conditions precedent to the performance of Rio Grande and Belcor under the Termination Agreement have been satisfied, and each party thereto has otherwise performed its respective obligations thereunder;

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1.   DEFINED TERMS.  Unless otherwise defined herein or the context
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otherwise requires, terms used in this Release have the meanings provided in the
Termination Agreement.

     2.   RELEASE.
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          2.1  Except with respect to obligations created by or arising out of the Termination Agreement and the Investors' Rights Agreement, and the exhibits thereto, Belcor, including its past and present parent companies, divisions, affiliates and subsidiaries (direct and indirect), predecessors, successors, assigns, stockholders, directors, officers, employees, agents, trustees, representatives, insurers and attorneys, and any person claiming derivatively through any of the above (collectively, the "Belcor Releasors"), shall release and forever discharge Rio Grande and its past and present parent companies, divisions, affiliates and subsidiaries (direct and indirect), predecessors, successors, assigns, partners, directors, officers, employees,
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agents, trustees, representatives, insurers and attorneys of and from any and all causes of action in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, losses, attorneys' fees, or costs, of any nature whatsoever, fixed or contingent, known or unknown, suspected or unsuspected, liquidated or unliquidated, which Belcor now has or may hereafter have against Rio Grande by reason of any matter, cause, or thing whatsoever arising or occurring on or before the date hereof, relating to the Reorganization Agreement, the July 1994 Letter Agreement, the December 1994 Letter, the Ancillary Materials or the Rio Grande Debt (as defined in the Termination Agreement), or any acts or omissions of Rio Grande taken or not taken in connection with the Reorganization Agreement, the July 1994 Letter Agreement, the December 1994 Letter, the Ancillary Materials or the Rio Grande Debt, or any other transactions, understandings or arrangements under which the Belcor Releasors may claim a property right in Rio Grande or the assets of Rio Grande, including without limitation on the generality of the foregoing, any and all claims, demands and causes of action that are, were, could have been or could hereafter be asserted; except that nothing herein shall constitute a release by any Belcor Releasor of any claim against Mark S. Isaacs.

          2.2 Belcor expressly waives all rights and benefits which it now has or may in the future have conferred upon it by virtue of the provisions of
Section 1542 of the California Civil Code or any other statute or law of similar effect with respect to the adequacy of the settlement made pursuant to the Termination Agreement and the releases granted hereunder and agrees that this Release shall be fully effective notwithstanding those provisions. Section 1542 provides:

          "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR."

BELCOR HAS SOUGHT THE ADVICE OF COUNSEL OR HAS HAD THE OPPORTUNITY TO REVIEW THIS WAIVER WITH COUNSEL. BELCOR UNDERSTANDS AND ACKNOWLEDGES THE SIGNIFICANCE AND CONSEQUENCE OF THIS SPECIFIC WAIVER OF THE PROVISIONS OF SECTION 1542 AND HEREBY ASSUMES FULL RESPONSIBILITY FOR ANY DAMAGE, LOSS, OR LIABILITY WHICH IT MAY HEREAFTER INCUR BY REASON OF SUCH WAIVER.
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     3.   ACKNOWLEDGEMENT OF COMPROMISE.
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     This Release is the result of a compromise and shall never at any time for any purpose be considered as an admission of liability or responsibility on the part of the parties herein released.


     IN WITNESS WHEREOF, Belcor has caused this Release to be executed as of the date first above written.

BELCOR, INC.


By:    /s/ M. Douglas Caffey
    --------------------------

Name:  M. Douglas Caffey

Title:  President

Address:  18004 Skypark Circle
          Irvine, CA 92714

By:    /s/ Donald Leibsker
    --------------------------

Name:  Donald Leibsker

Title:  Chairman of the Board

Address:  18004 Skypark Circle
          Irvine, CA 92714